Exhibit 99.1

Atlantic Power Corporation Releases Fourth Quarter and Year End 2019 Results

Fourth Quarter 2019 Financial Results and Developments

•	Net loss attributable to Atlantic Power of $65.3 million or $0.60 per share vs. net income of $24.7 million or $0.18 per diluted share in Q4 2018; the 2019 loss included non-cash impairment expense of $55.0 million recorded in the fourth quarter
•	Cash from operating activities of $40.2 million was in line with $39.7 million in Q4 2018
•	Project Adjusted EBITDA declined to $42.9 million from $46.6 million in Q4 2018, mostly due to the Cadillac outage and reduced operations at Williams Lake, in line with expectations
•	Repaid $20 million of term loan and achieved a leverage ratio of 3.8 times
•	Repurchased 704,317 common shares at an average price of $2.35 per share
•	Liquidity at YE 2019 of $196.5 million, including approximately $42 million of discretionary cash
•	Returned Williams Lake plant to operation in December; continuing to focus on fuel supply
•	Repairs to Cadillac plant under way; targeting a return to service in Q3 2020
•	In January 2020, executed favorable amendment to credit facilities providing for improved pricing and a two-year extension of term loan maturity date

Full Year 2019 Financial Results

•	Net loss of $42.6 million or $0.39 per share vs. net income of $36.8 million or $0.29 per diluted share in 2018; the 2019 loss included non-cash impairment expense of $55.0 million
•	Cash from operating activities of $144.7 million increased from $137.5 million in 2018 and exceeded Company’s expectation of $115 million to $125 million
•	Project Adjusted EBITDA increased to $196.1 million from $185.1 million in 2018, primarily due to above-average water flows at Curtis Palmer, exceeding Company’s upwardly revised guidance range of $185 million to $195 million

2020 Guidance

•	Initiated 2020 Project Adjusted EBITDA guidance in the range of $175 million to $190 million(1); expected decline from actual 2019 results assumes normal water flows for Curtis Palmer and scheduled Power Purchase Agreement (PPA) expirations
•	Estimating 2020 cash from operating activities (assuming working capital changes are nil) in the range of $100 million to $115 million

DEDHAM, MASSACHUSETTS – February 27, 2020 – Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three months and year ended December 31, 2019.

“We posted strong results for both Project Adjusted EBITDA and cash from operating activities in 2019, exceeding our guidance,” said James J. Moore, Jr., President and CEO of Atlantic Power. “Market conditions – supply/demand and power prices – are poor. Nevertheless, Atlantic Power had a good year of progress on business fundamentals, including: a reduction in our leverage ratio to 3.8 times from 4.5 times a year ago, which we expect to improve further in the next couple of years; an upgrade to our credit rating by S&P; an extension of the maturity date and a reduction in the pricing of our Term Loan; solid contributions by the five projects we acquired ownership interests in over the last two years (for a total investment of $45 million) and steady operating results from existing projects. We also had some successes on PPA extensions. We have significant liquidity relative to the size of the company and good prospects to allocate capital to additional debt reduction, more share buybacks and, when price-to-value is compelling, continued external growth as well.”

(1)The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

Atlantic Power Corporation
Table 1 - Summary of Financial Results
(in millions of U.S. dollars)
Unaudited	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Project revenue	$66.2	$70.7	$281.6	$282.3
Project (loss) income	(33.4)	20.1	46.8	88.2
Net (loss) income attributable to Atlantic Power Corporation	(65.3)	24.7	(42.6)	36.8
Cash provided by operating activities	40.2	39.7	144.7	137.5
Cash provided by (used in) investing activities	6.3	(0.1)	(21.7)	(17.0)
Cash used in financing activities	(23.7)	(27.1)	(110.8)	(135.0)
Project Adjusted EBITDA	42.9	46.6	196.1	185.1

All amounts are in U.S. dollars and are approximate unless otherwise indicated. Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies. Please refer to "Non-GAAP Disclosures" on page 15 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Discussion of Financial Results

Recent Accounting Developments

New Business Segments

In the fourth quarter of 2019, the Company revised its reportable business segments to better align with how the projects are managed and their performance evaluated following recent acquisitions, PPA expirations and project decommissioning. The new segments are Solid Fuel (biomass and coal), Natural Gas, Hydroelectric and Corporate. A schedule of Project income (loss) and Project Adjusted EBITDA by segment for the three months and year ended December 31, 2019 and the comparable 2018 periods can be found on page 14 of this release.

Impairment

In the fourth quarter of 2019, the Company recorded a $49.2 million impairment of its equity investment in Chambers and a $5.8 million long-lived asset impairment at Calstock. Both projects are in the Solid Fuel segment. Total impairment expense of $55.0 million is included in Project income, although it is not included in Project Adjusted EBITDA.

The Company reviewed Chambers and determined that there had been a decline in value that was other than temporary. Factors considered in that determination included the continued decline in forward power curves since the previous impairment recorded in 2017, a challenging re-contracting environment and a low probability of the plant operating as a merchant facility. The Company reviewed Calstock for potential impairment consistent with its policy of evaluating those projects for which the PPA is expiring within six months and determined the plant was unlikely to operate past the expiration date of the PPA in June 2020. Because of the uncertainty of the ability to re-contract the project, the fair value of Calstock was determined solely on the cash flows remaining under the PPA.

Cadillac Insurance Recovery

As previously disclosed, the Cadillac plant, which is in the Company’s Solid Fuel segment, was extensively damaged in a steam turbine overspeed event and subsequent fire in September 2019 and has been out of service since the incident. The Company has insurance coverage that it believes will be adequate to cover the cost of repairs and lost profits (business interruption losses) during the outage. In the fourth quarter of 2019, the Company received $11.3 million from its insurers in payment of its initial claim, net of a $1 million property deductible. The payment was not allocated between property insurance and business interruption insurance. The Company applied the entire $11.3 million to its $24.3 million insurance receivable. The $11.3 million is included in cash flows from investing activities. The cost of repairs to the plant, which totaled $5.1 million as of December 31, 2019, is included in capital expenditures, a component of cash flows from investing activities.

The Company estimates that approximately $2.0 million of the $11.3 million represents recovery of business interruption losses subsequent to the 45-day deductible. Insurance recoveries related to business interruption losses are accounted for as a gain contingency and will not be recorded as income until final payment is made by the Company’s insurers and the claim is settled, which will occur only after the plant is returned to service. Assuming that Cadillac is returned to service and the claim is settled in 2020, the outage should not have a net impact on Project Adjusted EBITDA for the year.

Three Months Ended December 31, 2019

Project income (loss), Net income (loss) and Project Adjusted EBITDA

Project loss in the fourth quarter of 2019 was $33.4 million as compared to Project income of $20.1 million in the year-ago period. Impairment expense in 2019 of $55.0 million accounted for most of the adverse change. Revenues declined approximately $4.5 million as the impact of the Cadillac outage (no revenue) and reduced operations at Williams Lake more than offset revenue increases at Curtis Palmer (higher water flows) and Allendale and Dorchester (both acquired in the third quarter). Project income for Cadillac was $3.4 million lower than the year-ago period. On the positive side, the San Diego projects improved by $3.6 million from the year-ago period when the Company recorded an increase in its estimate of the asset retirement obligation. Williams Lake, Allendale and Dorchester are in the Solid Fuel segment; Curtis Palmer is in the Hydroelectric segment, and the San Diego projects are in the Natural Gas segment.

Net loss attributable to Atlantic Power Corporation in the fourth quarter of 2019 was $65.3 million as compared to net income of $24.7 million in the year-ago period. Impairment expense accounted for $55.0 million of the decrease. The 2019 period included a $4.8 million foreign exchange loss whereas the prior period included a $13.7 million foreign exchange gain. The foreign exchange loss was related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar appreciated from September 30, 2019 to December 31, 2019). Other adverse factors included a decrease in the fair value of the convertible debenture conversion option and an increase in income tax expense.

Project Adjusted EBITDA in the fourth quarter of 2019 declined to $42.9 million from $46.6 million in the year-ago period. Cadillac Project Adjusted EBITDA declined $3.8 million, which included a $3.4 million impact related to the outage ($1.4 million during the 45-day deductible period and $2.0 million of business interruption losses incurred subsequently). The Company expects to recover the $2.0 million later in 2020, assuming the insurance claim is settled in 2020. Williams Lake Project Adjusted EBITDA declined $2.4 million due to reduced operations due to low fuel inventory following the expiration of the short-term contract in September 2019. In the Hydroelectric segment, both Mamquam and Moresby Lake experienced modest decreases in Project Adjusted EBITDA. On the positive side, Project Adjusted EBITDA from Curtis Palmer increased $1.4 million due to higher water flows (generation increased 14% from the fourth quarter of 2018). Nipigon Project Adjusted EBITDA increased $1.3 million primarily due to a capacity rate escalation under the PPA, the acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling contributed $0.7 million, and Oxnard and Frederickson had modest increases in Project Adjusted EBITDA. Nipigon, Oxnard and Frederickson are in the Natural Gas segment, while Craven and Grayling are in the Solid Fuel segment.

Cash Flow

Cash provided by operating activities in the fourth quarter of 2019 was $40.2 million, which was in line with the $39.7 million in the year-ago period. Positive variances included receipt of a tax refund that reduced cash taxes versus the prior period and a favorable working capital comparison. These were partially offset by lower Project Adjusted EBITDA and a reduction in distributions from unconsolidated affiliates (in 2018, Orlando received the September distribution in October; in 2019, Chambers repaid project debt during the quarter and thus the distribution was reduced as compared to 2018).

Cash provided by investing activities in the fourth quarter of 2019 was $6.3 million as compared to a $0.1 million use of cash in the year-ago period. The increase was primarily attributable to the receipt of $11.3 million of insurance proceeds related to the Cadillac fire, partially offset by higher capital expenditures, including $5.1 million related to Cadillac repairs.

Cash used in financing activities in the fourth quarter of 2019 was $23.7 million, a decrease from $27.1 million in the year-ago period. Cash used for common share repurchases declined $2.6 million from the year-ago period and project debt repayment was $0.8 million lower.

Year Ended December 31, 2019

Results for Project income and net income (loss) were adversely affected by the impairment expense recorded in 2019. Project Adjusted EBITDA increased from 2018 and was above expectations primarily because of a 27% increase in generation at Curtis Palmer driven by higher water flows. Cash provided by operating activities also increased, but to a lesser degree than Project Adjusted EBITDA, because changes in working capital had a larger positive impact on operating cash flow in 2018 than in 2019.

Project income, Net income (loss) and Project Adjusted EBITDA

Project income in 2019 was $46.8 million versus $88.2 million in 2018. Project revenues declined $0.7 million, as increases at Curtis Palmer, Allendale and Dorchester (both acquired in July 2019) and Tunis (restarted operations in October 2018) were offset by decreases at Williams Lake (short-term contract extension and reduced operations), the San Diego projects (shut down in February 2018), Cadillac (outage following the September 2019 fire) and Morris. Tunis and Morris are in the Natural Gas segment. The decline in Project income was primarily due to the $55.0 million impairment recorded in 2019, an $11.1 million adverse change in the fair value of derivative instruments and the non-recurrence of the $6.7 million remeasurement gain on the consolidation of Koma Kulshan (in the Hydroelectric segment) in 2018. These negative variances were partially offset by lower depreciation expense of $19.2 million (mostly at Nipigon, where the PPA intangible asset was fully amortized in 2018, and the San Diego projects) and lower operation and maintenance expense of $8.0 million (at Manchief, which had a gas turbine overhaul in 2018; the San Diego projects, which were shut down in 2018; and Tunis, which incurred start-up expenses in 2018, partially offset by increases related to the acquisition of Allendale and Dorchester). Manchief is in the Natural Gas segment.

Net loss attributable to Atlantic Power Corporation in 2019 was $42.6 million versus net income of $36.8 million in 2018. The adverse change of $79.4 million was the result of the $55.0 million impairment expense and other factors reducing Project income as described above, an $11.9 million foreign exchange loss versus a $22.8 million foreign exchange gain in 2018, and a $9.6 million increase in income tax expense. The foreign exchange loss was related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar appreciated from December 31, 2018 to December 31, 2019). These negative variances were partially offset by an $8.7 million reduction in interest expense in 2019 due to lower debt balances and a lower rate on the Company’s credit facilities.

Project Adjusted EBITDA in 2019 of $196.1 million increased $11.0 million from $185.1 million in 2018. The increase was primarily driven by Curtis Palmer (+$11.5 million), Manchief (+$7.4 million) and Tunis (+$7.1 million), for reasons previously described. Other positive drivers included the acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling (+$2.4 million); Frederickson (+$2.1 million), due to higher dispatch and lower maintenance expense; and modest increases at several other projects. These increases were partially offset by decreases at Williams Lake (-$9.0 million), due to the short-term contract extension and reduced operations; Cadillac (-$4.0 million), mostly due to the $3.4 million impact of the outage following the September 2019 fire; Chambers (-$2.4 million), due to lower energy and steam demand and lower excess energy pricing; Mamquam (-$2.2 million), due to lower water flows; and Oxnard (-$2.1 million), due to an increase in gas prices and higher operating expense.

Cash Flow

Cash provided by operating activities in 2019 of $144.7 million increased $7.2 million from $137.5 million in 2018. The increase was primarily due to the $11.0 million increase in Project Adjusted EBITDA and a $3.7 million reduction in cash interest payments due to lower debt balances and a lower rate on the Company’s credit facilities. These positive variances were partially offset by a $4.8 million adverse impact from changes in working capital and $2.1 million of lower distributions from unconsolidated affiliates.

Cash used in investing activities in 2019 of $21.7 million increased from $17.0 million in 2018, primarily due to the acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling in 2019 (total $27.3 million net of cash acquired) as compared to the acquisition of Koma Kulshan and a deposit on the biomass plant acquisition in 2018 (total $15.4 million). Capital expenditures increased by $5.5 million, primarily for Cadillac repairs ($5.1 million). These increases in use of cash were partially offset by $11.3 million of insurance proceeds received in 2019 related to the Cadillac fire.

Cash used in financing activities in 2019 of $110.8 million decreased from $135.0 million in 2018. In 2019, the Company repaid $72.3 million of term loan and project debt, redeemed $18.5 million (US$ equivalent) of the remaining Series D convertible debentures, repurchased $10.5 million of common and preferred shares, paid $7.4 million of preferred dividends and made $2.1 million of cash payments for vested LTIP units withheld for taxes. In the comparable 2018 period, the Company issued $92.2 million of Series E convertible debentures, redeemed $88.1 million of Series C and Series D convertible debentures, repaid $100.3 million of term loan and project debt, repurchased $24.6 million of common and preferred shares, incurred $5.1 million of deferred financing costs and paid $8.3 million of preferred dividends.

During 2019, the net increase in the Company’s cash, restricted cash and cash equivalents was $12.2 million.

Liquidity, Balance Sheet and Capital Allocation

Liquidity

As shown in Table 2, the Company’s liquidity at December 31, 2019 was $196.5 million, an increase of $15.3 million from $181.2 million at September 30, 2019. This increase was primarily attributable to a $17.6 million increase in cash at the parent to $48.8 million. The Company considers approximately $42 million to be discretionary cash available for general corporate purposes. The higher level of cash at the parent was the result of discretionary cash flow after debt repayment, capital expenditures and payment of preferred dividends in the fourth quarter of 2019. Parent cash does not include the $11.3 million recovered to date under the Company’s insurance policies following the Cadillac fire. Those amounts are included in either project-level or restricted cash, as indicated in Table 2.

Atlantic Power Corporation

Table 2 - Liquidity

(in millions of U.S. dollars)

Unaudited

	Dec. 31, 2019	Sept. 30, 2019
Cash and cash equivalents, parent	$48.9	$31.2
Cash and cash equivalents, projects (1)	26.0	26.9
Total cash and cash equivalents	74.9	58.1
Revolving credit facility	200.0	200.0
Letters of credit outstanding	(78.3)	(76.9)
Availability under revolving credit facility	121.7	123.1
Total liquidity	$196.6	$181.2
Excludes restricted cash of (2) :	$7.7	$1.7

(1) Dec. 31, 2019 includes $4.0 million from Cadillac insurance proceeds for use in reconstruction of the plant.

(2) Dec. 31, 2019 includes $7.3 million from Cadillac insurance proceeds for use in reconstruction of the plant.

Balance Sheet

Debt Repayment

During the fourth quarter of 2019, the Company repaid $20.0 million of the APLP Holdings term loan. For the full year, the Company repaid $70.0 million of the term loan and amortized $2.3 million of project-level debt at Cadillac. In addition, in April 2019, the Company redeemed the remaining 6.00% Series D Debentures (Cdn$24.7 million, or US$18.5 million equivalent). Total consolidated debt repayment for the year was $90.8 million.

At December 31, 2019, the Company’s consolidated debt was $647.2 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.8 times, which was improved from 4.5 times a year ago.

The Company expects to repay approximately $72.5 million of term loan and $3.9 million of Cadillac project debt in 2020. In addition, the Company expects to repay $7.8 million of its share of Chambers project debt (Chambers is accounted for on the equity method), following repayment of $5.1 million in 2019.

Amendment to Credit Facilities

On January 31, 2020, as previously reported, the Company executed an amendment to its credit facilities. The favorable changes to terms included a reduction in the spread of 25 basis points to LIBOR plus 250 basis points. Should the Company achieve a leverage ratio of 2.75 times, the spread would be reduced by another 25 basis points. In addition, the maturity date of the term loan was extended by two years to April 2025. The targeted debt balances were modified to reflect the anticipated closing of the Manchief sale in 2022. As a result, targeted debt repayment will be lower in 2020 and higher in 2022 as compared to the previous schedule. The targeted debt repayment schedule terminates at the end of 2022. Debt repayment will continue in 2023 through the maturity date per the cash flow sweep. The Company expects to fully amortize the term loan by maturity from operating cash flow and the Manchief sale proceeds.

Capital Allocation

Normal Course Issuer Bid (NCIB) Update

The NCIB that the Company put in place on December 31, 2018 expired on December 30, 2019. Under this program, the Company repurchased and canceled a total of nearly 1.1 million common shares at an average price of $2.31 per share, representing an investment of $2.5 million. Also in 2019, the Company repurchased 427,500 shares of the 4.85% Cumulative Redeemable Preferred, Series 1, at Cdn$14.26 per share; 100,377 shares of the Cumulative Rate Reset Preferred, Series 2, at Cdn$18.27 per share; and 148,311 shares of the Cumulative Floating Rate Preferred, Series 3, at Cdn$17.69 per share, for a total cost of Cdn$10.6 million (US$8.0 million equivalent). The Company reached the 10% limit on Series 1 and Series 3 repurchases under this NCIB.

Included in the above totals for the year, in the fourth quarter of 2019, the Company repurchased and canceled 704,317 common shares at a total cost of $1.65 million, or an average price of $2.35 per share. The Company did not repurchase any preferred shares during the fourth quarter.

On December 31, 2019, as previously reported, the Company put in place a new NCIB for Series E convertible unsecured subordinated debentures, common shares and all three series of preferred shares. Details of this program can be found in the Company’s December 19, 2019 press release.

In January and February 2020, under the new NCIB, the Company repurchased approximately 1.7 million common shares at a cost of $4.1 million, or an average price of $2.35 per share. In addition, the Company repurchased 247,894 shares of the 4.85% Cumulative Redeemable Preferred, Series 1, at Cdn$16.40 per share, for a total cost of Cdn$4.1 million (US$3.1 million equivalent).

Acquisitions

The Company completed the acquisitions of the Allendale and Dorchester biomass plants and equity interests in the Craven County and Grayling biomass plants in the third quarter of 2019. Including $0.2 million of transaction costs, the aggregate investment was $28.7 million. The Company also paid a $2.6 million deposit (for Allendale and Dorchester) in 2018, for a total investment of $31.3 million.

2020 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company has initiated guidance for 2020 Project Adjusted EBITDA in the range of $175 million to $190 million, which is the same as its initial guidance for 2019. Actual 2019 results of $196.1 million exceeded guidance primarily due to strong water flows at Curtis Palmer (generation was 26% above the historical average) and the acquisitions of Allendale and Dorchester and equity interests in Craven and Grayling. Guidance for 2020 assumes a return to average water flows for Curtis Palmer, which accounts for most of the anticipated year-over-year decline in Project Adjusted EBITDA. Scheduled PPA expirations at Oxnard and Calstock in May and June of this year, respectively, and a planned hot gas path inspection at Morris also contribute to the decline. These negative variances are expected to be partially offset by a full year contribution by the acquired biomass projects and modest increases at several other projects. The Company’s 2020 guidance assumes that Cadillac is returned to service later this year and that the Company records to revenues and Project Adjusted EBITDA those insurance recoveries related to business interruption.

Table 3 provides a bridge of the Company’s 2020 Project Adjusted EBITDA guidance to an estimate of 2020 Cash provided by operating activities. For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil. The decline in 2020 estimated Cash provided by operating activities to a range of $100 million to $115 million from the 2019 level of $144.7 million is largely attributable to lower expected Project Adjusted EBITDA, the working capital assumption discussed above (versus a favorable contribution in 2019), modestly higher project debt repayment at Chambers (captured in the adjustment for equity method projects) and higher decommissioning outlays for the San Diego projects (majority of the cash outlays occurring in 2020 rather than in 2019).

Atlantic Power Corporation

Table 3 - Bridge of 2020 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities

(in millions of U.S. dollars)

Unaudited

	2020 Guidance
	(As of 2/27/20)	2019 Actual
Project Adjusted EBITDA	$175 - $190	$196.1
Adjustment for equity method projects(1)	(8)	(3.5)
Corporate G&A (cash)	(24)	(22.4)
Cash interest payments	(36)	(37.6)
Cash taxes	(4)	(2.3)
Decommissioning (San Diego projects)	(4)	(1.0)
Other (including changes in working capital)	-	15.4
Cash provided by operating activities	$100 - $115	$144.7

Note:  For the purpose of providing bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil. See comment in preceding paragraph.

(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution.

Operational Updates

Cadillac Status

The September 2019 fire resulted in extensive damage to the turbine, generator and other components in that area of the plant. The plant is expected to remain out of service while repairs are completed. The Company has sourced the necessary replacement equipment and is currently targeting a return of the plant to service in the third quarter of this year.

Williams Lake Operations

The Company returned the Williams Lake plant to operation in mid-December, which was slightly earlier than planned. Under the terms of the Energy Purchase Agreement with BC Hydro that became effective last October, the plant will not operate during the months of May, June and July. During that period, the Company expects to undertake significant maintenance, including a replacement of the cooling tower, which will be expensed. The Company remains focused on fuel procurement and is currently building supply through a variety of existing and new sources. Fuel availability remains challenging, although fuel costs to date have been in line with the Company’s expectations. Considering planned maintenance expenditures and expected run time for the plant, the Company continues to estimate that Project Adjusted EBITDA in 2020 will be approximately breakeven.

Decommissioning of San Diego Projects

The Company recently signed a contract for the demolition of the three project sites in San Diego (Naval Station, Naval Training Center and North Island). The work is expected to begin shortly and require approximately six months to be completed. The current estimate for the cost of decommissioning these projects is $6.6 million, of which $1.5 million has been incurred to date (including $1.0 million incurred in 2019). In 2018 and 2019, the Company realized a total of $1.8 million of salvage proceeds. The cash outlay required in 2020 to complete the work is estimated to be approximately $4 million. Decommissioning expenditures are not included in Project Adjusted EBITDA.

Maintenance and Capex

In the fourth quarter of 2019, the Company incurred $7.3 million of maintenance expense and $1.5 million of capital expenditures. For the full year, maintenance expense totaled $23.8 million and capital expenditures totaled $2.3 million. These figures exclude the capital expenditures for repairs and replacement of equipment at Cadillac of $5.1 million, all incurred in the fourth quarter. These expenditures are expected to be covered by the Company’s insurance, excluding the deductible.

For 2020, the Company is projecting maintenance expense of $32.8 million and capital expenditures of approximately $4.0 million (excluding Cadillac). Higher expected maintenance expense in 2020 as compared to 2019 primarily reflects planned outages at Morris and Williams Lake and the full year impact of the acquired projects. (All of these figures include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.)

Commercial Updates

2020 PPA Expirations

The Company has two projects with PPAs that are scheduled to expire in 2020.

Oxnard (California). The PPA with Southern California Edison will expire in May 2020. To date the project has not been selected in various solicitations by the utility customer for its resource needs in 2021 and beyond. The Company is continuing to pursue other potential offtake structures for the project, potentially on a short-term basis. In 2019, Oxnard generated a breakeven level of Project Adjusted EBITDA, which was $2.1 million lower than in 2018 due to higher gas prices and higher operating expense.

Calstock (Ontario). The PPA with the Ontario Electricity Financial Corporation will expire in June 2020. Although the Company continues to engage with the relevant parties, at this time the Company does not expect the plant to continue operating past the expiration date of the PPA. In 2019, Calstock generated $5.2 million of Project Adjusted EBITDA. As noted, in 2019 the Company recorded a long-lived asset impairment charge at Calstock of $5.8 million, which is not included in Project Adjusted EBITDA.

Financial Results by Project

A schedule of Project income (loss), Project Adjusted EBITDA and Cash Distributions by project for the three months and year ended December 31, 2019 and the comparable 2018 periods can be found in the fourth quarter 2019 presentation on the Company’s website. Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 15 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Friday, February 28, 2020 at 8:30 AM ET. Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date: Friday, February 28, 2020

Start Time: 8:30 AM ET

Phone Numbers:

U.S. (Toll Free): 1-855-239-3193

Canada (Toll Free): 1-855-669-9657

International (Toll): 1-412-542-4129

Conference Access: Please request access to the Atlantic Power conference call.

Webcast: The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay / Archive Information:

Replay: Access conference call number 10139226 at the following telephone numbers:

U.S. (Toll Free): 1-877-344-7529

Canada (Toll Free): 1-855-669-9658

International (Toll): 1-412-317-0088

The replay will be available one hour after the end of the conference call through March 28, 2020 at 11:59 PM ET.

Webcast archive: The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Atlantic Power Corporation" or on the Company's website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, "forward-looking statements").

Certain statements in this news release may constitute "forward-looking statements", which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," “should,” "project," "continue," "believe," "intend," "anticipate," "expect," "estimate," "target" or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•	the Company’s expectation that the cost of repairs and business interruption losses at its Cadillac plant following the September 2019 fire will be mostly covered by its insurance, and the Company’s target of returning the plant to service in the third quarter of 2020;

•	the Company’s view that Project Adjusted EBITDA and operating cash flow in 2019 were ahead of its expectations, mostly due to higher water flows at Curtis Palmer;

•	the Company’s view that approximately $42 million of cash at the parent is available for discretionary purposes;

•	the Company’s guidance for 2020 Project Adjusted EBITDA in the range of $175 million to $190 million, and its views of the underlying drivers;

•	the Company’s estimate for 2020 Cash provided by operating activities in the range of $100 million to $115 million, assuming for this purpose that changes in working capital are nil;

•	the Company’s view that 2019 was a good year of progress on business fundamentals;

•	the Company’s expectation that its leverage ratio will continue to improve over the next couple of years;

•	the Company’s view of its liquidity and prospects for allocating capital;

•	the Company’s estimate that there should be no net impact on Project Adjusted EBITDA in 2020 from the Cadillac outage, assuming the plant returns to service this year;

•	the Company’s expectation that it will repay $72.5 million of its term loan and $3.9 million of Cadillac project debt in 2020, and another $7.8 million of project debt at Chambers (equity-owned project) from project-level cash flow;

•	the Company’s expectation that it will fully amortize the term loan by the April 2025 maturity from operating cash flow and proceeds of the Manchief sale;

•	the Company’s expectations with respect to its ability to procure fuel for Williams Lake, and its assessment that the availability and cost of fuel are critical inputs to the plant’s financial performance;

•	the Company’s plans for maintenance expenditures at Williams Lake;

•	the Company’s estimate that Williams Lake will have approximately a breakeven level of Project Adjusted EBITDA in 2020;

•	the Company’s estimation that cash outlays associated with the decommissioning of the three San Diego projects will total approximately $6.6 million, or approximately $5 million net of salvage proceeds, and that approximately $4 million of this will be incurred in 2020, with the work expected to be completed within approximately six months;

•	the Company’s estimation that, in 2020, including its share of equity-owned projects, maintenance expense will total approximately $32.8 million and capital expenditures will total approximately $4.0 million (excluding capital expenditures for repairs to Cadillac);

•	the Company’s views with respect to the re-contracting and post-PPA outlook for Oxnard and Calstock, and

•	the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation

Table 4 – Consolidated Balance Sheet

(in millions of U.S. dollars)

Unaudited

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$74.9	$68.3
Restricted cash	7.7	2.1
Accounts receivable	30.4	35.7
Insurance recovery receivable	13.5	-
Current portion of derivative instruments asset	0.7	4.2
Inventory	18.6	15.8
Prepayments	3.8	4.0
Income taxes receivable	1.8	0.3
Lease receivable	0.9	-
Other current assets	0.4	5.9
Total current assets	152.7	136.3
Property, plant, and equipment, net	502.1	549.5
Equity investments in unconsolidated affiliates	96.6	140.8
Power purchase agreements and intangible assets, net	144.3	170.1
Goodwill	21.3	21.3
Derivative instruments asset	-	0.3
Operating lease right-of-use assets	6.3	-
Deferred income taxes	10.4	7.0
Other assets	1.9	6.2
Total assets	$935.6	$1,031.5
Liabilities
Current liabilities:
Accounts payable	$8.9	$2.5
Accrued interest	2.6	2.3
Other accrued liabilities	20.8	20.2
Current portion of long-term debt	76.4	68.1
Current portion of derivative instruments liability	12.0	4.5
Convertible debentures	-	18.1
Operating lease liabilities	2.0	-
Other current liabilities	0.2	0.2
Total current liabilities	122.9	115.9
Long-term debt, net of unamortized discount and deferred financing costs	473.5	540.7
Convertible debentures, net of discount and unamortized deferred financing costs	81.1	75.7
Derivative instruments liability	15.9	15.4
Deferred income taxes	23.7	16.0
Power purchase agreements and intangible liabilities, net	19.8	21.2
Asset retirement obligations, net	51.5	49.2
Operating lease liabilities	4.8	-
Other long-term liabilities	4.7	5.0
Total liabilities	$797.9	$839.1
Equity
Common shares, no par value, unlimited authorized shares; 108,675,294 and 108,341,738 issued and outstanding at December 31, 2019 and December 31, 2018	1,259.9	1,260.9
Accumulated other comprehensive loss	(140.7)	(146.2)
Retained deficit	(1,164.2)	(1,121.6)
Total Atlantic Power Corporation shareholders' equity	(45.0)	(6.9)
Preferred shares issued by a subsidiary company	182.7	199.3
Total equity	137.7	192.4
Total liabilities and equity	$935.6	$1,031.5

Atlantic Power Corporation

Table 5 - Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Project revenue:
Energy sales	$35.3	$36.1	$138.0	$130.9
Energy capacity revenue	25.6	25.0	125.4	97.9
Other	5.3	9.6	18.2	53.5
	66.2	70.7	281.6	282.3
Project expenses:
Fuel	17.1	19.1	72.3	73.1
Operations and maintenance	22.4	18.6	77.0	85.0
Depreciation and amortization	16.0	18.1	64.5	83.7
	55.5	55.8	213.8	241.8
Project other (loss) income:
Change in fair value of derivative instruments	(0.6)	(1.3)	(8.9)	2.2
Equity in (loss) earnings of unconsolidated affiliates	(37.5)	9.4	(3.0)	43.2
Interest, net	(0.2)	(0.4)	(1.1)	(1.8)
Impairment	(5.8)	-	(5.8)	-
Insurance loss	-	-	(1.0)	-
Other (expense) income, net	-	(2.5)	(1.2)	4.1
	(44.1)	5.2	(21.0)	47.7
Project (loss) income	(33.4)	20.1	46.8	88.2

Administrative and other expenses:
Administration	6.6	5.9	23.9	23.9
Interest expense, net	11.0	12.0	44.0	52.7
Foreign exchange loss (gain)	4.8	(13.7)	11.9	(22.8)
Other expense (income), net	0.3	(3.4)	1.0	(3.0)
	22.7	0.9	80.8	50.8
(Loss) income from operations before income taxes	(56.1)	19.2	(34.0)	37.4
Income tax expense (benefit)	7.3	(7.5)	9.8	0.2
Net (loss) income	(63.4)	26.7	(43.8)	37.2
Net income (loss) attributable to preferred shares of a subsidiary company	1.9	2.0	(1.2)	0.4
Net (loss) income attributable to Atlantic Power Corporation	$(65.3)	$24.7	$(42.6)	$36.8
Net (loss) earnings per share attributable to Atlantic Power Corporation shareholders:
Basic	$(0.60)	$0.23	$(0.39)	$0.33
Diluted	$(0.60)	$0.18	$(0.39)	$0.29
Weighted average number of common shares outstanding:
Basic	109.3	109.6	109.3	112.0
Diluted	109.3	140.7	109.3	141.8

Atlantic Power Corporation
Table 6 - Consolidated Statements of Cash Flows

(in millions of U.S. dollars)	Twelve months ended
Unaudited	December 31,
	2019	2018
Cash provided by operating activities:
Net (loss) income	$(43.8)	$37.2
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	64.4	83.7
Gain on disposal of fixed assets and inventory	(0.9)	(0.4)
Asset retirement obligations	1.4	3.5
Gain on step acquisition of equity investment	-	(7.2)
Share-based compensation	1.5	2.7
Impairment	5.8	-
Insurance loss	1.0	-
Equity in loss (earnings) from unconsolidated affiliates	3.0	(43.2)
Distributions from unconsolidated affiliates	59.5	61.6
Unrealized foreign exchange loss (gain)	12.2	(22.0)
Change in fair value of derivative instruments	10.7	(5.5)
Amortization of debt discount, deferred financing costs and operating lease right-of-use assets	8.6	9.4
Deferred income taxes	4.8	(3.6)
Change in other operating balances
Accounts receivable	8.2	18.8
Inventory	(1.8)	1.6
Prepayments and other assets	3.9	8.7
Accounts payable	5.1	(1.2)
Accruals and other liabilities	1.1	(6.6)
Cash provided by operating activities	144.7	137.5

Cash used in investing activities:
Investment in unconsolidated affiliate	(18.7)	-
Insurance proceeds	11.3	-
Cash paid for acquisition, net of cash received	(8.6)	(12.8)
Deposit for acquisition	-	(2.6)
Proceeds from sales of assets and equity investments, net	1.6	0.2
Purchase of property, plant and equipment	(7.3)	(1.8)
Cash used in investing activities	(21.7)	(17.0)

Cash used in financing activities:
Proceeds from convertible debenture issuance	-	92.2
Repayment of convertible debentures	(18.5)	(88.1)
Common share repurchases	(2.5)	(16.6)
Preferred share repurchases	(8.0)	(8.0)
Repayment of corporate and project-level debt	(72.3)	(100.3)
Cash payments for vested LTIP units, including amounts withheld for taxes	(2.1)	(0.8)
Deferred financing costs	-	(5.1)
Dividends paid to preferred shareholders	(7.4)	(8.3)
Cash used in financing activities:	(110.8)	(135.0)

Net increase (decrease) in cash, restricted cash and cash equivalents	12.2	(14.5)
Cash, restricted cash and cash equivalents at beginning of period	70.4	84.9
Cash, restricted cash and cash equivalents at end of period	$82.6	$70.4

Supplemental cash flow information
Interest paid	$37.6	$41.3
Income taxes paid, net	$2.3	$3.1
Accruals for construction in progress	$0.3	$(1.5)

Atlantic Power Corporation
Table 7 - Project Income (Loss) and Project Adjusted EBITDA by Segment
(in millions of U.S. dollars)
Unaudited

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Project (loss) income
Solid Fuel	$(60.2)	$0.2	$(49.8)	$19.7
Natural Gas	16.9	12.5	68.5	33.3
Hydroelectric	9.4	10.3	36.0	35.8
Corporate	0.5	(3.0)	(7.9)	(0.6)
Total	$(33.4)	$20.1	$46.8	$88.2
Project Adjusted EBITDA
Solid Fuel	$1.3	$6.7	$32.7	$46.7
Natural Gas	27.6	24.9	108.2	90.4
Hydroelectric	14.3	14.8	55.5	47.5
Corporate	(0.3)	0.2	(0.3)	0.5
Total	$42.9	$46.6	$196.1	$185.1

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income and to Net income on a consolidated basis is provided in Table 8 below.

Atlantic Power Corporation
Table 8 - Reconciliation of Net (Loss) Income to Project Adjusted EBITDA
(in millions of U.S. dollars)
Unaudited

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net (loss) income attributable to Atlantic Power Corporation	$(65.3)	$24.7	$(42.6)	$36.8
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.9	2.0	(1.2)	0.4
Net (loss) income	$(63.4)	$26.7	$(43.8)	$37.2
Income tax expense (benefit)	7.3	(7.5)	9.8	0.2
(Loss) income from operations before income taxes	(56.1)	19.2	(34.0)	37.4
Administration	6.6	5.9	23.9	23.9
Interest expense, net	11.0	12.0	44.0	52.7
Foreign exchange loss (gain)	4.8	(13.7)	11.9	(22.8)
Other expense (income), net	0.3	(3.4)	1.0	(3.0)
Project (loss) income	$(33.4)	$20.1	$46.8	$88.2

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$20.3	$21.8	$80.7	$99.7
Interest expense, net	0.4	0.8	2.5	3.4
Change in the fair value of derivative instruments	0.6	1.3	8.9	(2.2)
Impairment	55.0	-	55.0	-
Insurance loss	-	-	1.0	-
Other expense (income), net	-	2.5	1.2	(4.0)
Project Adjusted EBITDA	$42.9	$46.6	$196.1	$185.1